AMENDMENT NO. 1 TO THE RIGHTS AGREEMEN


           Amendment No. 1 to the Rights Agreement, dated as of December 7, 1999 (the "Amendment"), by and between The Mead Corporation, an Ohio corporation (the "Company"), and BankBoston, N.A. (formerly The First National Bank of Boston), a national banking association organized under the laws of the United States of America, as Rights Agent (the "Rights Agent").

           WHEREAS, on November 9, 1996 the Company and the Rights Agent entered into a Rights Agreement (the "Agreement");

           WHEREAS, pursuant to Section 26 of the Agreement, the Company has determined to modify the terms of the Agreement in certain respects.

           NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended in the following manner:

      Section 1. Amendment of Redemption and Termination Section. The last sentence of Section 23(a) of the Agreement is hereby amended by deleting the clause reference "(i)" and by deleting the following which appears at the end thereof:

      "or (ii) for a period of one hundred and eighty (180) days following the effectiveness of an election in which (A) a majority of the Board of Directors of the Company were elected by shareholder action by written consent or (B) a majority of the Board of Directors of the Company elected at a meeting of Shareholders were not nominated by the Board of Directors in office immediately prior to such meeting, if such redemption is reasonably likely to have the purpose or effect of allowing any Person to become an Acquiring Person or otherwise facilitating the occurrence of a Triggering Event or a transaction with an Acquiring Person".

      Section 2.  Amendment of Form of Rights Certificate.   The last
 sentence of the sixth paragraph of Exhibit A to the Agreement is hereby amended by deleting the clause reference "(i)" and the following which appears at the end thereof:

      "or (ii) for a period of 180 days following a change in the majority of the Board of Directors of the Company resulting from a proxy contest or consent solicitation".

      Section 3. Amendment of Summary of Rights to Purchase Common Stock. The last sentence of the tenth paragraph of Exhibit B to the Agreement is hereby amended by deleting the clause reference "(i)" and the following which appears at the end thereof:

      "or (ii) for a period of 180 days following a change in the majority of the Board of Directors of the Company resulting from a proxy contest or consent solicitation".

      Section 4. Amendment of Notices Section. The name of The Rights Agent is hereby amended by deleting the reference to "The First National Bank of Boston c/o Boston EquiServe, L.P." and the name "BankBoston, N.A. c/o EquiServe Limited Partnership" is inserted.

      Section 5. "Agreement" as Amended. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby, and all references to the Agreement shall be deemed to include this Amendment.

      Section 6. Effectiveness. This Amendment shall be effective as of the date first written above, and except as set forth herein, the Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

      Section 7. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


           IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested as of the date first written above.

                          THE MEAD CORPORATION


                          /s/ Timothy R. McLevish
                          ---------------------------
                          Name:  Timothy R. McLevish
                          Title: Vice President and CFO


                          BANKBOSTON, N.A.


                          /s/ Tyler H. Hanes
                          -----------------------------
                          Name:   Tyler H. Hanes
                          Title:  Director, Client Services